Exhibit 99.2

Compass Diversified Holdings James J. Bottiglieri Chief Financial Officer 203.221.1703 jbottiglieri@compassdiversifiedholdings.com	Investor Relations and Media Contacts: The IGB Group Leon Berman / Michael Cimini 212.477.8438 / 212.477.8261 lberman@igbir.com / mcimini@igbir.com

Compass Diversified Holdings Acquires

Arnold Magnetic Technologies Holdings Corporation

Accretive Platform Acquisition Expands Family of Niche Leading Businesses to Nine

Westport, Conn., March 6, 2012 – Compass Diversified Holdings (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced that on March 5, 2012, it entered into an agreement to acquire and consummated the acquisition of Arnold Magnetic Technologies Holdings Corporation (“Arnold”).

Based in Rochester, NY with an operating history of more than 100 years, Arnold is a leading global manufacturer of engineered magnetic solutions for a wide range of specialty applications and end-markets, including energy, medical, aerospace and defense, oil and gas exploration, advertising, general industrial and automotive. From its manufacturing facilities located in the United States, the United Kingdom, Switzerland and China, the company produces engineered magnetic assemblies in addition to high performance permanent magnets, flexible magnets and precision foil products that are mission critical in motors, generators, sensors and other systems and components. Based on its long-term relationships, the company has built a diverse and blue-chip customer base totaling more than 2,000 clients worldwide. For the year ended December 31, 2011, Arnold reported revenue of approximately $135.8 million.

The purchase price for Arnold of $130.5 million was based on a total enterprise value of $124.2 million and included $6.3 million of cash and working capital adjustments. Arnold generated approximately $17.9 million of adjusted EBITDA for fiscal 2011. Acquisition related costs were approximately $4.2 million. CODI funded the acquisition through available cash on its balance sheet and a draw of $25.0 million on its revolving credit facility.

CODI’s initial common equity ownership in Arnold as a result of the transaction is approximately 96.7% on a primary basis. In addition to its equity investment in Arnold, CODI provided loans totaling $85.5 million to Arnold as part of the transaction. Arnold’s management invested alongside CODI and owns the remaining approximate 3.3%.

Commenting on the acquisition, Alan Offenberg, CEO of CODI, said, “We are pleased to take advantage of our balance sheet strength and expand our family of niche leading businesses with the acquisition of Arnold. This acquisition is consistent with our philosophy of owning companies with a real reason to exist based on Arnold’s strong and defensible market position, diversified customer base, stable cash flow, experienced management and attractive growth prospects. The company’s superior reputation as a global manufacturer of highly engineered, application-specific magnet solutions is reflected in its longstanding history of more than 100 years and extensive client relationships across various end-markets. We are excited about the favorable dynamics in the rare earth magnet industry, including increasing demand from high-growth sectors such as alternative energy. We look forward to working closely with management to capitalize on the positive macro-trends and leverage Arnold’s engineering and product development capabilities to accelerate the company’s growth potential.”

Mr. Offenberg added, “This platform acquisition, our fourth in the past two years, increases the current number of businesses we own to nine. Going forward, we will maintain our focus on utilizing CODI’s significant liquidity to capitalize on additional acquisitions at favorable valuations and terms as we have in the past.”

Tim Wilson, Chief Executive Officer of Arnold, will continue to serve in the same capacity at the company. Mr. Wilson commented, “CODI’s acquisition of Arnold provides compelling opportunities to expand our business. By drawing upon CODI’s parent-level financing structure and success in growing niche market leaders, we will enhance our ability to implement strategic growth initiatives aimed at further strengthening our global leadership in the specialty and rare earth magnetic industry for the benefit of our stakeholders.”

Additional information on the acquisition will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission today.

About Compass Diversified Holdings (“CODI”)

Compass Diversified Holdings (“CODI”) owns and manages a diverse family of established North American middle market businesses. Each of its nine subsidiaries is a leader in their niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its owners.

Our subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

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The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.anodynemedicaldevice.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	The design and marketing of wearable baby carriers and related products (ERGObaby, www.ergobabycarriers.com);

•	The design, manufacture and marketing of premium suspension products for mountain bikes and powered off-road vehicles (Fox Racing Shox, www.foxracingshox.com);

•	The design, sourcing and fulfillment of logo based promotional products (HALO Branded Solutions, www.halo.com); and

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com).

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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